Exhibit 23



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-109615 of General Motors Corporation on Form S-8 of our report dated June 27, 2006, appearing in this Annual Report on Form 11-K of The General Motors Personal Savings Plan for Hourly-Rate Employees in the United States for the year ended December 31, 2005.



/s/Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
Detroit, MI
June 27, 2006